Exhibit 3.2(i)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
RELMADA THERAPEUTICS, INC.

RELMADA THERAPEUTICS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

FIRST:       The original name of the Corporation at the time that the Corporation was formed was Theraquest Biosciences, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on February 9, 2007 and amended on November 29, 2011 (collectively, the "Certificate of Incorporation").

SECOND:  This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the DGCL (prompt notice of such action having been given to those stockholders who did not consent in writing).

THIRD:      The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Relmada Therapeutics, Inc. (the "Corporation").

ARTICLE II

The address of the Corporation's registered office is 113 Barksdale Professional Center, in the City of Newark, County of New Castle, Delaware 19711. The name of its registered agent at such address is Delaware Intercorp, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV

A.       Authorization. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 370,000,000, consisting of: (i) 240,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 130,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (this "Certificate of Incorporation"), may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is authorized, subject to the affirmative vote or written approval of the Applicable Percentage of the Series A Preferred Stock outstanding and the limitations prescribed by law and to the extent not in contravention of the provisions of this Article IV, to authorize the issuance of one or more series of Preferred Stock, any or all of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in this Certificate of Incorporation, or in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to authority expressly vested in it by the provisions of this Certificate of Incorporation. Capitalized terms used and not otherwise defined in this Article IV shall have the respective meanings ascribed to such terms in Section D of this Article IV.

B.         Common Stock. The Common Stock shall have the voting powers, designations, preferences, rights, qualifications, limitations and restrictions set forth in this Section 13 of Article IV.

1.          General. Except as required by law or as provided in this Certificate of Incorporation, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

2.          Dividends and Distributions. Subject to the provisions of this Article IV, including Section C.2 of this Article IV, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. The holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions.

2.1      Voting.           Each holder of Common Stock shall be entitled to vote on each matter (a) expressly required by the DGCL or (b) otherwise submitted to a vote of the stockholders of the Corporation, including the election of directors, except for matters subject to a separate class vote by one or more classes and/or series of capital stock of the Corporation other than Common Stock to the extent such separate class vote is required by the DGCL or this Certificate of Incorporation. Each holder of shares of Common Stock shall be entitled to one vote per share of Common Stock held by such holder on each matter to be voted on by such stock.

3.          Liquidation. The holders of all Common Stock shall be entitled to liquidation distributions, if any, pursuant to Section C.3 of this Article IV.

C.         Series A Preferred Stock. The Series A Preferred Stock shall have the voting powers, designations, preferences, rights, qualifications, limitations and restrictions set forth in this Section C of Article IV.

1.          Designation. A total of 130,000,000 shares of Preferred Stock shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

2.          Dividends. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor and prior and in preference to any declaration or payment of any dividend on any other class or series of the Corporation's capital stock, cumulative dividends on such shares of Series A Preferred Stock (the "Series A Preferred Dividends"), payable in cash, when, as and if declared by the Board, at a rate per share equal to seven percent (7%) per annum of the Applicable Per Share Stated Value for such share of Series A Preferred Stock, calculated on the basis of actual days elapsed over a 365-day year. The Series A Preferred Dividends shall accrue and compound on an annual basis, commencing on the Series A Issue Date, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation shall not declare, pay, make or Issue a dividend or other distribution with respect to any other class or series of the Corporation's capital stock (other than a dividend payable in shares of Common Stock in connection with an Extraordinary Stock Event) unless and until all accrued and unpaid Series A Preferred Dividends have been paid.

3.          Liquidation, Dissolution and Winding Up.

3.1       Treatment at Liquidation, Dissolution or Winding Up.

(a)        Series A Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (as applicable), or in the event of its insolvency, whether under the DGCL, federal bankruptcy laws or other applicable federal or state laws (a "Liquidation"), the holders of outstanding shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), before any distribution or payment is made to any holders of Common Stock or any class or series of the Corporation's capital stock which is Junior Stock, an amount per share of Series A Preferred Stock equal to the sum of (1) the Applicable Per Share Stated Value for such share of Series A Preferred Stock plus (2) all unpaid Series A Preferred Dividends and all other declared and unpaid dividends, if any, thereon (such amount, the "Series A Liquidation Preference"). If the amount of Available Assets shall be insufficient to pay to the holders of Series A Preferred Stock the full amount of the Series A Liquidation Preference to which such holders otherwise would be entitled, then the holders of Series A Preferred Stock shall share in any payment of the Series A Liquidation Preference pro rata in proportion to the Series A Liquidation Preference amounts which would otherwise be payable with respect to the outstanding shares of Series A Preferred Stock • held by all such holders if the full Series A Liquidation Preference with respect to such shares were paid in full.

If the Available Assets include assets other than cash, then the value of such non-cash Available Assets shall be determined in good faith by the Board, subject to Section 3.3, if applicable, as of the date of the Liquidation. The Corporation shall notify in writing the holders of Series A Preferred Stock as to the Board's determination of the value of the non-cash Available Assets not later than ten (10) calendar days prior to such Liquidation.

(b)       Distributions on Common Stock. After payment in full of the Series A Liquidation Preference, and payment in full on any other class or series of the Corporation's capital stock that is entitled to payment prior to the holders of Common Stock, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock then held by holders of Common Stock.

4.         Voting Rights.

4.1      General. In addition to the specific voting and consent rights of the Series A Preferred Stock provided in this Section C.4 and in Section 6 of this Article IV, each holder of Series A Preferred Stock shall be entitled to vote together with the Common Stock and all other series and classes of the Corporation's capital stock permitted to vote with the Common Stock on all matters submitted to a vote of the holders of the Common Stock (including election of directors) in accordance with the provisions of this Section C.4, except with respect to matters in respect of which one or more other classes or series of the Corporation's capital stock is entitled to vote as a separate class under the DGCL or the provisions of this Certificate of Incorporation. Each holder of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings. For each vote in which holders of Series A Preferred Stock are entitled to participate, the holder of each share of Series A Preferred Stock shall be entitled to that number of votes per share to which such holder would have been entitled had such share of Series A Preferred Stock then been converted into shares of Common Stock pursuant to the provisions of Section C.5.1 of this Article IV, at the record date for the determination of those holders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

4.2      Board of Directors.

(a)        Board Size.The authorized number of directors constituting the entire Board shall be five (5) (or such smaller or larger number as may be authorized in compliance with Section C.6 of this Article IV).

(b)        Series A Preferred Stock Directors. For so long as any shares of Series A Preferred Stock remain outstanding, the Applicable Percentage of the Series A Preferred Stock shalt be entitled to elect two (2) members of the Board (the "Series A Preferred Stock Directors") at each meeting, or pursuant to each consent of the Corporation's stockholders, for the election of directors, and to remove from office, with or without cause, any Series A Preferred Stock Directors and to fill any vacancy caused by the death, resignation or removal of any Series A Preferred Stock Director. If the holders owning the Applicable Percentage of the Series A Preferred Stock then issued and outstanding Series A Preferred Shares elect not to appoint a member to the Board, they may appoint an observer to the Board who shall have the right to receive all board notices and attend all board meetings until the appointment of directors of the Board.

(c)        Other Directors. The holders of a majority of the Preferred Stock and of the Common Stock outstanding, voting together as a single class (with each share of Preferred Stock being entitled to the number of votes determined in accordance with the last sentence of Section C.4.1 of this Article IV), shall be entitled to elect all members of the Board not specified in Section C.4.2(b) of this Article IV at each meeting, or pursuant to each consent of the Corporation's stockholders, for the election of directors, and to remove from office, with or without cause, any directors elected pursuant to this Section C.4.2(c) and to fill any vacancy caused by the death, resignation or removal of any such director.

4.3     Additional Voting Rights. The holders of shares of Series A Preferred Stock, voting together as a single class, shall have the additional voting and consent rights set forth in Section C.6 of this Article IV.

5.         Conversion. The holders of Series A Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of shares of Series A Preferred Stock into shares of Common Stock. The number of shares of Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon the conversion of such Series A Preferred Stock shall be equal to the product obtained by multiplying The Conversion Rate then in effect for such Series A Preferred Stock by the number of shares of Series A Preferred Stock being converted. The "Conversion Rate" means the quotient obtained by dividing an amount equal to (i) the sum of (A) Applicable Per Share Stated Value for the Series A Preferred Stock, plus (B) all accrued and unpaid Series A Preferred Dividends attributable to the Series A Preferred Stock by (b) the Applicable Conversion Price for the Series A Preferred Stock.

5.1     Optional Conversion. Subject to and in compliance with the provisions of this Section C.5, each share of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time, and from time to time, into fully-paid and non-assessable shares of Common Stock.

5.2      Automatic Conversion. Each share of Series A Preferred Stock and accrued dividends shall automatically convert into fully-paid and non-assessable shares of Common Stock upon the time immediately prior to the consummation of a Qualified Initial Public Offering or a Pubco Transaction, in each case, without any further action by the holder, and whether or not the certificate or certificatds representing such shares are surrendered to the Corporation. To the extent permitted by law, an automatic conversion pursuant to clause (a) of this Section C.5.2 shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation.

5.3      Anti-Dilution Adjustments.

(a)       Adjustment of Conversion Price Upon Issuance of Shares of Common Stock. Except as provided in Sections C.5.3(b) and C.5.3(c), for so long as there are any shares of Series A Preferred Stock outstanding, if and whenever at any time and from time to time after the Series A Original Issue Date, the Corporation shall Issue, or is, in accordance with Sections C.5.3(a)(i) through C.5.3(a)(vii) of this Article IV, deemed to have Issued, any shares of Common Stock for no consideration or a consideration per share less than the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the time of such Issuance or, as to Common Stock Equivalents, Net Consideration Per Share less than the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the time of such Issuance, then, forthwith upon such Issue or sale, the Applicable Conversion Price with respect to the Series A Preferred Stock shall be reduced to the price (calculated to the nearest tenth of a cent) determined by multiplying such Applicable Conversion Price for the Series A Preferred Stock by the following fraction:

N(0) +N(1)
N(0) + N(2)

Where:

N(0) = the number of shares of Common Stock outstanding (calculated on a Fully Diluted Basis) immediately prior to the Issuance of such additional shares of Common Stock or Common Stock Equivalents;

N(1) = the number of shares of Common Stock which the aggregate consideration, if any (including the aggregate Net Consideration Per Share with respect to the issuance of Common Stock Equivalents), received or receivable by the Corporation for the total number of such additional shares of Common Stock so Issued or deemed to be Issued would purchase at the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to such Issuance; and

N(2) = the number of such additional shares of Common Stock so Issued or deemed to be Issued.

For purposes of this Section C.5.3(a), the following Sections C.5.3(a)(i) to C.5.3(a)(vii) shall be applicable:

(i)        Consideration for Shares. For purposes of this Section C.5.3(a), the consideration received by the Corporation for the Issuance of any shares of Common Stock or Common Stock Equivalents shall be computed as follows:

(A)      insofar as such consideration consists of cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith (excluding amounts paid for accrued interest, dividends or distributions);

(B)       insofar as such consideration consists of property other than cash, the value of such property received by the Corporation shall be deemed to be the fair value of such property at the time of such Issuance as determined in good faith by the Board (which determination must include the approval of one of the Series A Preferred Stock Directors), without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith; and

(C)       in the event that Common Stock or Common Stock Equivalents shall be Issued in connection with the Issue of other securities of the Corporation, together comprising one integral transaction in which no special consideration is allocated to such Common Stock or Common Stock Equivalents by the parties thereto, the allocation of the aggregate consideration between such other securities and the Common Stock Equivalents shall be as determined in good faith by the Board (which determination must include the approval of one of the Series A Preferred Stock Directors).

(ii)      Issuance of Common Stock Equivalents. The Issuance of any Common Stock Equivalents shall be deemed an Issuance of the maximum number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of such Common Stock Equivalents (assuming the satisfaction of all vesting or other similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion), and no further adjustments shall be made upon exercise, conversion or exchange of such Common Stock Equivalents. If the terms of any Common Stock Equivalents (excluding Common Stock Equivalents which are themselves Exempted Securities), the Issuance of which did not result in an adjustment to Applicable Conversion Price for the Series A Preferred Stock, pursuant to the provisions of this Section C.5.3 (either because the Net Consideration Per Share of the Common Stock subject thereto was equal to or greater than the Applicable Conversion Price for the Series A Preferred Stock then in effect, or because Common Stock Equivalent was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent the effect of which is to provide-for either (A) any increase or decrease in the number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of any such Common Stock Equivalent or (B) any increase or decrease in the Net Consideration Per Share payable to the Corporation with respect to the Issuance of such Common Stock Equivalent or the Common Stock subject thereto upon such exercise, conversion or exchange, then such Common Stock Equivalent, as so amended or adjusted, and the maximum number of shares of Common Stock issuable upon the complete exercise, conversion or exchange of such Common Stock Equivalent (assuming the satisfaction of all vesting or other similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion) shall be deemed to have been issued effective upon such revision becoming effective.

(iii)     Net Consideration Per Share.The "Net Consideration Per Share" which shall be receivable by the Corporation for any shares of Common Stock Issued upon the exercise, exchange or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the Issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon complete exercise, exchange or conversion thereof, divided by the aggregate number of shares of Common Stock that would be Issued if such Common Stock Equivalents were fully exercised, exchanged or converted (assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion).

(iv)     Revisions to Common Stock Equivalents. If the terms of any Common Stock Equivalent, the issuance of which resulted in an adjustment to the Series A Preferred Stock pursuant to the terms of this Section C.5.3 of this Article N, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent, the effect of which is to provide for either (1) any increase or decrease in the number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of any such Common Stock Equivalent or (2) any increase or decrease in the Net Consideration Per Share payable to the Corporation with respect to the Issuance of such Common Stock Equivalent or the Common Stock subject thereto upon such exercise, conversion or exchange, then, effective upon such revisions becoming effective, the Applicable Conversion Price for the Series A Preferred Stock computed upon the original Issuance of such Common Stock Equivalent (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of Issuance of such Common Stock Equivalent. Notwithstanding the foregoing, no readjustment pursuant to this clause (iv) shall have the effect of increasing such Applicable Conversion Price to an amount which exceeds the lower of (A) the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Common Stock Equivalent, or (B) the Applicable Conversion Price for such Series A Preferred Stock that would have resulted from any Issuances of Common Stock or Common Stock Equivalents (other than deemed Issuances of Common Stock as a result of the issuance of such revised Common Stock Equivalent) between the original adjustment date and such readjustment date.

(v)      Expiration and Termination of Common Stock  Equivalents. Upon the expiration or termination of any unexercised, unconverted or unexchanged Common Stock Equivalent (or portion thereof) which resulted (either upon its original Issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price for the Series A Preferred Stock pursuant to the terms. of this Section C.5.3, the Applicable Conversion Price for the Series A Preferred Stock shall be readjusted to such Applicable Conversion Price as would have been obtained had such Common Stock Equivalent (or portion thereof) never been issued. Notwithstanding the foregoing, no readjustment pursuant to this clause (v) shall have the effect of increasing such Applicable Conversion Price to an amount which exceeds the lower of (A) the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the original adjustment made as a result of the Issuance of such Common Stock Equivalent, or (B) the Applicable Conversion Price for the Series A Preferred Stock that would have resulted from any Issuances of Common Stock or Common Stock Equivalents (other than deemed Issuances of Common Stock as a result of the Issuance of such expired or terminated Common Stock Equivalent (or portion thereof)) between the original adjustment date and such readjustment date.

(vi)     Record Date.In case the Corporation shall establish a record date with respect to the holders of any class or series of the Corporation's capital stock or other securities for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock or Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the Issuance of the shares of Common Stock deemed to have been Issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)    Exceptions to Anti-Dilution Adjustments. The anti-dilution adjustments set forth in this Section C.5.3(a) shall not apply under any of the circumstances contemplated in Section C.5.3(b) or C.5.3(c). Further, the anti-dilution adjustments set forth in this Section C.5.3(a) shall not apply with respect to the following (collectively, the "Excluded Securities"):

(A)      the Issuance of shares of Common Stock (or options to purchase or acquire shares of Common Stock) to employees, consultants, officers or directors of the Corporation or any Affiliate or Subsidiary of the Corporation pursuant to a stock option plan, restricted stock plan or arrangement, or any other compensatory plan, arrangement or agreement, which Issuance of shares of Common Stock (or options to purchase or acquire shares of Common Stock) is approved by the Board (including all independent (non-employee) members of the Board);

(B)       the issuance of securities pursuant to stock splits, stock dividends, or similar transactions where all shareholders are treated equally;

(C)       the Issuance of any shares of Common Stock upon the conversion of outstanding shares of Preferred Stock;

(D)       the Issuance of shares of Common Stock in a Qualified Initial Public Offering or Pubco Transaction;

(E)       the Issuance of Common Stock, Common Stock Equivalents or other securities to financial institutions or other lenders or lessors in connection with any loan, commercial credit arrangement, equipment financing, commercial property lease or similar transaction that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and is approved by the Board (including all non-employee members of the Board);

(F)       the Issuance of any Common Stock, Common Stock Equivalent or other securities pursuant to any capital reorganization, reclassification or similar transaction that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and that is approved by the Board (including all non-employee members of the Board);

(G)       the Issuance of any Common Stock, Common Stock Equivalent or other securities to an entity as a component of any business relationship with such entity for the purpose of (1) joint venture, technology licensing or development activities, (2) distribution, supply or manufacture of the Corporation's products or services or (3) any other arrangement involving corporate partners that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and, in each of the foregoing cases, is approved by the Board (including all non-employee members of the Board);

(H)       the Issuance of Warrants exercisable for shares of Common Stock (including Warrants issuable upon the declaration of a dividend by the Corporation), as the same may be amended from time to time, in connection with the transactions contemplated by a certain Series A Stock Purchase Agreement to be entered into on or about [], 2012, as the same may be amended from time to time (the "Stock Purchase Agreement"), and the issuance of shares of Common Stock upon the exercise thereof;

(I)         the Issuance of Common Stock or Common Stock Equivalents toward advisory fees for any Pubco Transaction approved by the Board;

(J)        the Issuance of Warrants toward advisory and broker fees in connection with the transactions contemplated by the Stock Purchase Agreement, and the Issuance of Common Stock upon the exercise thereof;

(K)       the Issuance of up to $750,000 in Convertible Promissory Notes (or such higher amount as shall be approved by the Board) and Warrants in connection therewith, and the Issuance of Common Stock Equivalents or Common Stock upon the conversion or exercise thereof; or

(L)        the Issuance of Common Stock, Common Stock Equivalents or other securities in any transaction primarily for the purpose of raising equity capital for the Corporation or any of its Affiliates (I) to investment bankers, placement agents on advisors in connection with the issuance of Series A Preferred Stock, or (2) in which an exemption from the anti-dilution provisions is specifically approved in writing by the Applicable Percentage of the Series A Preferred Stock, in the case of an Issuance for a consideration or a Net Consideration Per Share less than the Applicable Conversion Price with respect to the Series A Preferred Stock which is approved by the Board (including all non-employee members of the Board).

(b)       Adjustment Upon Extraordinary Stock Event. Upon the happening of an Extraordinary Stock Event, the Applicable Conversion Price for each share of Series A Preferred Stock shall, simultaneously with the happening of such Extraordinary Stock Event, be adjusted by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event and the product so obtained shall thereafter be the Applicable Conversion Price for such share of Series A Preferred Stock, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Stock Event or Events. An "Extraordinary Stock Event" shall mean (i) the Issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision or stock split of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(c)        Reorganization or Reclassification. In the event of (i) any capital reorganization, any reclassifiCation of the capital stock of the Corporation or other change in the capital stock of the Corporation (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any Extraordinary Stock Event), (ii) any consolidation, merger, reorganization or share exchange involving the Corporation or any Subsidiary (any such transaction described in clauses (i) and (ii) hereof, an "Extraordinary Transaction"), then the holder of each share of Series A Preferred Stock shall have the right thereafter to receive, in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Series A Preferred Stock -pursuant to Section C.5.1 of this Article IV, the kind and amount of shares of stock or other securities or property as may be Issued or payable with respect to or in exchange for that number of shares of Common Stock into which such holder's shares of Series A Preferred Stock is, immediately prior to such Extraordinary Transaction, convertible, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions of this Certificate of Incorporation (including, without limitation, provisions for adjustments of the Applicable Conversion Price for such Series A Preferred Stock) shall thereafter be applicable in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of such conversion rights. The provision for such conversion right to the holders of Series A Preferred Stock shall be a condition precedent to the consummation by the Corporation of any Extraordinary Transaction, unless (a) such Extraordinary Transaction is also an Acquisition Transaction and (b) the Applicable Percentage of Series A Preferred Stock does not provide notice to the Corporation in accordance with Section C.3.2 of this Article IV of their election to not treat such Acquisition Transaction as a Liquidation, in which case the provisions of Section C3.2 of this Article IV, and not this Section C.5.3(c), shall apply with respect to such Series A Preferred Stock. The provisions of this Section C.5.3(c) shall similarly apply to successive Extraordinary Transactions.

(d)       Notice of Adjustment. Upon any adjustment of the Applicable Conversion Price for the Series A Preferred Stock, then in each such case the Corporation shall give written notice thereof to each holder of Series A Preferred Stock, which notice shall state the Applicable Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

5.4     Status of Converted or Repurchased Preferred Stock. Any shares of Series A Preferred Stock cancelled pursuant to Section C.3.2 of this Article N, converted into Common Stock or acquired by the Corporation by reason of exchange, purchase or otherwise shall be cancelled and shall not be subject to reissuance, and the capital of the Corporation shall be automatically reduced by a corresponding amount.

5.5     Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance, documentary, stamp or other transactional tax in respect thereof, provided that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance and delivery Of any certificate in a name other than that of the holder of the shares of Series A Preferred Stock which is being converted.

5.6      Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock Issued or Issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares of Series A Preferred Stock.

5.7      Exercise Of Conversion Privilege-, Delivery of Certificates. Toexercise its conversion privilege under Section C.5.1 of this Article IV, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, or , if such certificate(s) have been lost, stolen or destroyed, then the holder shall deliver a certificate executed by such holder certifying to such fact, together with an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such lost, stolen or destroyed certificate, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such written notice shall state the date on, or the time at which, the conversion is to be deemed effective and any conditions to such effectiveness. If such written notice does not state any such date, time or conditions, then the date when such written notice of exercise of the conversion privilege is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted (or, if applicable, the certification and indemnity agreement described above), shall be the date on which the conversion is deemed effective. The date or time at which any conversion of Series A Preferred Stock is deemed effective under this Section C.5.7 is referred to in this Certificate of Incorporation as the "Conversion Date." Following an automatic conversion of the Series A Preferred Stock pursuant to Section C.5.2 of this Article IV, each holder of Series A Preferred Stock being so automatically converted shall, as promptly as practicable following receipt of notice of such event from the Corporation, surrender the certificate or certificates representing such Series A Preferred Stock (or, if applicable, the certification and indemnity agreement described above) to the Corporation at the principal office of the Corporation, together with a notice containing the information specified below. Any notice required to be provided by a holder of Series A Preferred Stock under this Section C.5.7 shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Conversion Date for the Series A Preferred Stock being converted, or the date on which the Corporation receives a holder's certificate(s) (or, if applicable, the certification and indemnity agreement described above) with respect to an automatic conversion, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of Section C.5 of this Article IV, and cash, as provided in Section C.5.8 of this Article IV in respect of any fraction of a share of Common Stock issuable upon such conversion. At such time as any conversion of shares of Series A Preferred Stock is effective, the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, regardless of whether the certificates that represented the converted shares of Series A Preferred Stock have been surrendered by the holder thereof.

5.8      Fractional Shares; Distributions; Partial Conversion. No fractional shares of Common Stock shall be Issued upon conversion of shares of Series A Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash distributions on the shares of Common Stock Issued upon such conversion. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section C.5.7 exceeds the number of shares of Series A Preferred Stock converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional shares of Common Stock would, except for the provisions of the first sentence of this Section C.5.8, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series A Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional share as determined in good faith by the Board.

6.         Restrictions and Limitations on Corporate Action. For so long as any shares of Series A Preferred Stock are outstanding, the affirmative vote of the Applicable Percentage of Series A Preferred Stock outstanding voting as a separate class shall be required to authorize, any action by the Corporation involving any of the following:

(a)        any increase or decrease in the authorized number of designated shares of Series A Preferred Stock;

(b)        any amendment, alteration, restatement, repeal, addition or other change to the designations, powers, preferences, rights, privileges or qualifications, limitations or restrictions of the Series A Preferred Stock in a manner so as to adversely affect such Series A Preferred Stock, whether by merger, consolidation, recapitalization, reorganization or otherwise;

(c)        any amendment, alteration, restatement, repeal, addition or other change to any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner so as to adversely affect the Series A Preferred Stock, whether by merger, consolidation, recapitalization, reorganization or otherwise; or

(d)        any increase or decrease in the authorized number of directors comprising the entire Board.

7.         No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, recapitalization, share exchange, dissolution, Issue of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in carrying out all of such terms.

8.         Notices of Record Date. In the event of (a) any taking by the Corporation of a record of the holders of any class or series of the Corporation's capital stock or other securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or series or any other securities or property, or to receive any other right; (b) any capital reorganization, any reclassification of the capital stock of the Corporation or other change in the capital stock of the Corporation, any merger, consolidation or reorganization, or share exchange involving the Corporation or any Subsidiary, or any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation or any Subsidiary; or (c) any Liquidation; then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, or Liquidation is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of any such capital stock or other securities shall be entitled to exchange their shares of any such capital stock or other securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, share exchange or Liquidation. Such notice shall be sent at least twenty (20) calendar days prior to the date specified in such notice on which action is being taken.

9.          Reservation of Capital Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10.       Notices. Whenever written notice is required to be given by the Corporation or any stockholder to holders of the Series A Preferred Stock, or by any stockholder to the Corporation, such notice shall be in writing and unless otherwise required by this Certificate of Incorporation the DGCL, shall be deemed sufficient upon receipt when delivered personally, by courier, by confirmed facsimile or by confirmed electronic mail (to the extent notification by electronic mail has been consented to), or 48 hours after being deposited in the U.S. mail as first class mail with postage prepaid, if such notice is sent to the party at the most recent address as shown on the books of the Corporation or to the Corporation at the address of its principal place of business.

11.       Waiver. Any right, preference or privilege of the Series A Preferred Stock contained in this Certificate of Incorporation may be waived as to all shares of Series A Preferred Stock, in any instance, upon the written consent or agreement of the Applicable Percentage of the Series A Preferred Stock.

D.         Definitions. For purposes of this Certificate of. Incorporation, the following terms used herein shall have the meanings ascribed below:

"Acquisition Transaction" means; (a) any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and/or its Subsidiaries, determined on a consolidated basis; or (b) a merger or consolidation in which the Corporation and/or any of its Subsidiaries is a constituent party that results in the holders of the Corporation's outstanding shares of capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction), immediately after such transaction, securities representing at least a majority of the voting power of the Person surviving or resulting from such transaction or, if the surviving or resulting Person is a subsidiary of the Corporation or another Person immediately after such transaction, the entity whose securities are issued pursuant to such transaction or series of related transactions.

"Affiliate" has the meaning set forth in Section C.3.3(b) of this Article IV.

"Applicable Conversion Price" means, with respect to each share of Series A Preferred Stock, $.08 per share, subject to adjustment in accordance with Section C.5 of this Article IV.

"Applicable Percentage" means the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting together as a single class.

"Applicable Per Share Stated Value" means, with respect to the Series A Preferred Stock, $.08 per share, subject to appropriate and proportionate adjustment for stock dividends payable in shares of, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, such Series A Preferred Stock.

"Available Assets" has the meaning as set forth in Section C.3.1(a) of this Article IV.

"Board" has the meaning set forth in Section B.2 of this Article N.

"Certificate of Incorporation" has the meaning set forth in Section A of this Article IV.

"Common Stock" has the meaning set forth in Section A of this Article TV.

"Common Stock Equivalents" means warrants, options, subscription or other rights to purchase or otherwise obtain Common Stock, any securities or other rights directly or indirectly convertible into or exercisable or exchangeable for Common Stock and any warrants, options, subscription or other rights to purchase or otherwise obtain such convertible or exercisable or exchangeable securities or other rights.

"Conversion Date" has the meaning set forth in Section C.5.6 of this Article IV. "Conversion Rate" has the meaning as set forth in Section C.5 of this Article IV. "Event Notice" has the meaning set forth in Section C.3.2(a) of this Article IV.

"Excluded Securities" has the meaning set forth in Section C.5.3(a)(vii) of this Article W.

"Extraordinary Stock Event" has the meaning set forth in Section C.5.3(b) of this Article IV.

"Extraordinary Transaction" has the meaning set forth in Section C.5.3(c) of this Article IV.

"Fully Diluted Basis" means, as of any time of determination, the number of shares of Common Stock which would then be outstanding, assuming the complete exercise, exchange or conversion of all then outstanding exercisable, exchangeable or convertible Common Stock Equivalents which, directly or indirectly, on exercise, exchange or conversion result in the Issuance of shares of Common Stock, assuming in each instance that the holder thereof receives the maximum number of shares of Common Stock issuable, directly or . indirectly, under the terms of the respective instrument, assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the amount of Common Stock ultimately issuable upon exercise, exchange or conversion.

"Issue" or "Issuance" in any of its forms, means to sell, grant or otherwise issue in any manner.

"Junior Stock' means, with respect to any particular class or series of the Corporation's capital stock, any other class or series of the Corporation's capital stock (a) specifically ranking by its terms to be junior to such particular class or series of capital stock or (b) not specifically ranking by its terms senior to or on parity with such particular class or series of capital stock, in each case, as to distribution of assets upon a Liquidation or otherwise.

"Liquidation" has the meaning set forth in Section C.3.1(a) of this Article IV.

"Net Consideration Per Share" has the meaning as set forth in Section C.5.3(a)(iii) of this Article IV.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity or other form of business organization or any governmental or regulatory authority whatsoever.

"Preferred Stock" has the meaning set forth in Section A of this Article IV.

"Pubco Transaction" means (i) a reverse merger or similar transaction between the Corporation and a corporation whose securities are publicly traded in the U.S. or other agreed upon jurisdiction, (ii) the quotation of the Corporation's securities for purchase and sale on a U.S. quotation service or (iii) any filing with an applicable regulatory body which will result in the Corporation becoming an entity whose securities are traded on a public exchange in the U.S. or other mutually agreed upon jurisdiction.

"Qualified Initial Public Offering" means the closing of the Corporation's initial direct public offering or underwritten public offering on a firm commitment basis pursuant to an effective registration statement on Form S-1 or any successor forms thereto filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the Corporation actually receives gross proceeds equal to or greater than $5,000,000, calculated before deducting underwriters' discounts and commissions and other offering expenses.

"Series A Issue Date" means, with respect to a share of Series A Preferred Stock, the date upon which such share of Series A Preferred Stock was Issued by the Corporation.

"Series A Liquidation Preference" has the meaning set forth in Section C.3.1(a) of this Article IV.

"Series A Preferred Dividend" has the meaning set forth in Section C.2 of this Article IV.

"Series A Preferred Stock" has the meaning set forth in Section C.1 of this Article IV.

"Series A Preferred Stock Director" has the meaning set forth in Section C.4.2(b) of this Article IV.

"Stock Purchase Agreement" has the meaning set forth in Section C.5.3(a) of this Article IV.

"Subsidiary" or "Subsidiaries" means any Person of which the Corporation, directly or indirectly through one or more intermediaries owns or controls at the time at least fifty percent (50%) of the outstanding voting equity or similar interests or the right to receive at least fifty percent (50%) of the profits or earnings or aggregate equity value.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by statute, the Board, acting by majority vote, is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to the provisions of Section C.6 of Article IV of this Certificate of Incorporation.

ARTICLE VI

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the applicable law. Without limiting the generality of the foregoing, no director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI shall only be prospective and shall not affect any rights or protection under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VII

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

ARTICLE IX

The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware, at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE X

Pursuant to Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any and all business opportunities that arc presented to any of the holders of Preferred Stock, any of their respective Affiliates or any of the respective partners, members, directors, stockholders, employees or agents of any of the foregoing (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board or the board of directors or other governing body of any Subsidiary of the Corporation (as applicable, a "Governing Board")) (collectively, the "Covered Persons"). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its Subsidiaries (i) acknowledges that the Covered Persons may have or be affiliated with Persons having investments in other businesses similar to, and that may compete with, the businesses of the Corporation and its Subsidiaries ("Competing Businesses") and (ii) agrees that the Covered Persons shall have the unfettered right to make investments in, or have relationships with, other Competing Businesses independent of their investments in the Corporation. No Covered Person shall, by virtue of such Covered Person holding capital stock of the Corporation or having persons designated by or affiliated with such Covered Person serving on or observing at meetings of any Governing Board or otherwise, have any obligation to the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its Subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity, and none of the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Covered Person. Without limitation of the foregoing, each Covered Person may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its Subsidiaries, and none of the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation. shall have any rights or expectancy by virtue of such Covered Person's relationships with the Corporation, or otherwise, in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures by any Covered Person, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Covered Person shall be obligated to present any particular investment opportunity to the Corporation or its Subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such Subsidiary, could be taken by the Corporation or such Subsidiary, and each Covered Person shall continue to have the right for its own respective account, or to recommend to others, any such particular investment opportunity.

The provisions of this Article X in no way limit (A) any applicable duties of any Covered Person with respect to the protection of any proprietary or confidential information of the Corporation and any of its Subsidiaries including, without limitation, any applicable duty to not disclose or use such proprietary or confidential information improperly or (B) any express written contractual obligation by which any Covered Person may otherwise be bound to the Corporation or any of its Subsidiaries. In addition, except as expressly set forth in this Article X with respect to business opportunities, the provisions of this Article X in no way limit any fiduciary or other duty of any Covered Person. Nothing contained in this Article X shall in any way expand any fiduciary or other duty of any Covered Party beyond such duties as may be imposed under the DGCL.

ARTICLE XI

The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including reasonable and invoiced attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, that the foregoing shall not require the Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The Corporation shall advance all expenses incurred by an indemnified party in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referred to in this Article XI (including amounts actually paid in settlement of any such action, suit or proceeding). All rights pursuant to this Article XI shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

ARTICLE XII

Subject to the provisions of Section C.6 of Article IV of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. As permitted by Section 242(b)(2) of the DGCL, the number of authorized shares of any class or series of Common Stock or Preferred Stock and any other class or series of the Corporation's capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of the Common Stock and Preferred Stock of the Corporation, voting together as a single class, with each share of Preferred Stock having a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock are then convertible, without the approval of the holders of any class or series of Common Stock, Preferred Stock and other capital stock voting as a separate class, notwithstanding anything to the contrary provided in the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on July 10, 2012.

RELMADA THERAPEUTICS, INC.

By:	/s/ Sergio Traversa
Print Name: SERGIO TRAVERSA
Title: CHIEF EXECUTIVE OFFICER